THE ALPINE GROUP, INC.
                 One Meadowlands Plaza, Suite 200
                East Rutherford, New Jersey 07073






March 10, 2003

American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Attention:  Corporate Trust Department

Re:  Amendment No. 1 to the Rights Agreement (this "Amendment")

Ladies and Gentlemen:

In accordance with Section 27 of the Rights Agreement, dated as of February 17, 1999 (the "Rights Agreement"), between The Alpine Group, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

1. Section 1(a) of the Rights Agreement is hereby amended by inserting the phrase "(other than in accordance with subparagraph (iii) below)" immediately after the words "becomes the Beneficial Owner of any additional Common Shares" in clause (B) of, and by deleting the word "or" at the end of, subparagraph (i) thereof, replacing the period at the end of subparagraph (ii) thereof with a semicolon and the word "or", and adding a new subparagraph (iii) as follows:

          (iii) if such Person is an officer of the Company, as a result of an acquisition of Common Shares (or options or other rights to acquire Common Shares) approved by the Board of Directors (or a committee thereof) or in a manner contemplated by such Person's employment agreement with the Company, which employment agreement shall have been approved by the Board of Directors (or a committee thereof); provided, however, that if (A) a Person (including, without limitation, any Grandfathered Stockholder) would be or become an Acquiring Person (but for the operation of this subparagraph (iii)) as a result of any such acquisition of Common Shares and (B) after any such acquisition, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares (other than in accordance with this subparagraph (iii)), then such Person shall be deemed an Acquiring Person.

For the avoidance of doubt, subparagraphs (i), (ii) and (iii) of Section 1(a) are distinguished from clauses (i), (ii) and (iii), which are contained in the first paragraph of such Section.


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2.   Section 1(s) of the Rights Agreement is hereby amended in its entirety as follows:

          (s) "Grandfathered Stockholder" shall mean Steven S. Elbaum and his Permitted Transferees; provided, however, that a Grandfathered Stockholder shall cease to be a Grandfathered Stockholder at the time such Person, alone or together with any Affiliate or Associate of such Person, Beneficially Owns Common Shares equal to more than 40% of the number of Common Shares then outstanding.

3. Section 26 of the Rights Agreement is hereby amended by replacing the addresses of the Company and the Rights Agent with the following respective addresses:

Company:      The Alpine Group, Inc.
              One Meadowlands Plaza, Suite 200
              East Rutherford, New Jersey 07073
              Attention:  Secretary

Rights Agent: American Stock Transfer & Trust Company
              59 Maiden Lane
              New York, New York 10038
              Attention:  Corporate Trust Department

4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.

5. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Rights Agreement.

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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8.   This Amendment shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after the date hereof, be deemed to be references to the Rights Agreement as amended hereby.

Very truly yours,

The Alpine Group, Inc.


By: /s/ Stewart H. Wahrsager
    Name:  Stewart H. Wahrsager
    Title:  Secretary

Accepted and agreed:

American Stock Transfer & Trust Company


By: /s/ Herbert J. Lemmer
    Name:  Herbert J. Lemmer
    Title:  Vice President